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                                  EXHIBIT 11.1
                              LIST OF SUBSIDIARIES
                              724 Solutions Corp.
                        724 Solutions International SRL
                            724 Solutions (UK) Ltd.
                         724 Solutions SRL Holdco Inc.
                         724 Solutions SRL Holdings ULC
                               ezlogin.com, Inc.
                          YRless Internet Corporation